CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Investment Securities Funds (Invesco Investment Securities Funds) of

i.

Our reports dated September 27, 2019, relating to the financial statements and financial highlights, which appear in Invesco Oppenheimer Government Cash Reserves Fund, Invesco Oppenheimer Government Money Market Fund, and Invesco Oppenheimer Ultra-Short Duration Fund’s, and

ii.	Our report dated October 14, 2019, relating to the financial statements and financial highlights, which appear in Invesco Oppenheimer Intermediate Income Fund’s

Annual Reports on Form N-CEN for the year ended July 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

November 21, 2019